Exhibit 99.1

LoanDepot Declares Special Dividend of $200.0 Million and Announces Early Lock-Up Release
Foothill Ranch, California, April 21, 2021 -- loanDepot, Inc. (the “Company,” NYSE: “LDI,” together with its subsidiaries, “loanDepot”) today announced that it has declared a special cash dividend on its Class A common stock and Class D common stock. LD Holdings Group LLC (“LD Holdings”), a subsidiary of the Company, has declared a simultaneous special cash dividend on its units. The aggregate amount of the special dividend to be paid by the Company and distribution to be made by LD Holdings is $200.0 million, or $0.612 per share or $0.615 per unit, as applicable (the “Special Dividend”). The Special Dividend will be paid on May 18, 2021 to the Company’s stockholders and LD Holdings’ members of record as of the close of business on May 3, 2021.
Additionally, in connection with the underwritten public offering (the “IPO”) of the Company’s Class A common stock (the "Class A Common Stock") that closed on February 16, 2021, each of the Company's directors, officers, substantially all of the holders of the Company’s stock and stock options before the IPO, including PCP Managers, L.P. and certain funds managed by PCP Managers, L.P. (collectively, “Selling Stockholders,” together with such directors, officers and holders, “Lock-Up Parties”) entered into a lock-up agreement (the “Lock-Up Agreement”) with the underwriters that restrict their ability to sell or transfer their shares of Class A Common Stock, Class B common stock, par value $0.001 per share (the “Class B Common Stock”), Class C common stock, par value $0.001 per share (the “Class C Common Stock”), or Class D common stock, par value $0.001 (the “Class D Common Stock” and together with the Class A Common Stock, Class B Common Stock and Class C Common Stock, the “Common Stock”) through August 10, 2021, subject to certain exceptions. In order to increase liquidity and float in the Common Stock, on April 21, 2021, the Company requested and the underwriters agreed to the release of 6.0 million shares of Common Stock held by the Lock-Up Parties, or up to 1.8% of the 325.0 million total shares outstanding. The Company's named executive officers and board members, Anthony Hsieh, Patrick Flanagan, Jeff Walsh, Jeff DerGurahian, John C. Dorman, Dawn Lepore, Brian P. Golson, Andrew C. Dodson, along with PCP Managers, L.P., Parthenon Capital Partners Fund, L.P., Parthenon Capital Partners Fund II, L.P., PCP Partners IV, L.P. (the general partner of Parthenon Investors IV, L.P.) and PCap Partners III, LLC (the general partner of Parthenon Investors III, L.P.), have waived their right to participate in such release. Certain other employees of the Company hold shares of Common Stock subject to such release, but will not be waiving the right to participate. Parthenon Investors III, L.P. and Parthenon Investors IV, L.P. intend to distribute shares of Common Stock subject to the release to their limited partners, who will not be subject to the Lock-Up Agreement. The release will not be effective until May 17, 2021. Except for such released shares, the terms of the lock-up agreements shall remain in full force and effect through August 10, 2021.

About loanDepot:
loanDepot is a contemporary financial services company dedicated to delivering a best-in-class experience to its mortgage purchase and refinance customers. Launched in 2010, loanDepot offers a diversified network of direct-to-consumer, in-market, and partner business channels, uniquely positioning it to serve a wide range of customers. Headquartered in Southern California, loanDepot has funded more than $300 billion since its founding and currently ranks as the second largest retail nonbank lender and one of the leading retail mortgage lenders in the United States. Committed to serving the communities in which its team members live and work, loanDepot has donated millions of dollars to support a variety of local, regional and national philanthropic efforts, most recently giving more than $2.5 million to help with COVID-related efforts for first responders, healthcare workers, individuals and families nationwide. loanDepot also is a founding sponsor of War Heroes on Water, which supports ongoing therapeutic healing services for combat-wounded veterans nationwide.

Investor Relations and Media Contact:
Abe Gutierrez
Vice President, Investor Relations
(949) 860-8215
ir@loandepot.com
or
Nicole Carrillo
Executive Vice President, Chief Accounting Officer
(949) 575-5187
ir@loandepot.com

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